Exhibit 99.1

NYSE: TRV

Travelers Reports Net Income per Diluted Share of $2.21 and Quarterly Record Operating Income per Diluted Share of $2.22 for the Third Quarter

Operating Return on Equity and Return on Equity of 15.5% and 13.6%, Respectively

•             Operating and net income of $867 million and $864 million, respectively.

•             Underlying underwriting margin improvement continued across all segments, and net investment income remained strong due to alternative investment performance.

•             Written rate gains were strong across all segments.

•             Book value per share of $67.81, up 11% from end of prior year quarter and 9% from year-end 2011.

•             Board of Directors approved quarterly dividend per share of $0.46.

New York, October 18, 2012 — The Travelers Companies, Inc. today reported net income of $864 million, or $2.21 per diluted share, for the quarter ended September 30, 2012, compared to $333 million, or $0.79 per diluted share, in the prior year quarter. Operating income in the current quarter was $867 million, or $2.22 per diluted share, compared to $332 million, or $0.79 per diluted share, in the prior year quarter. The increase in net and operating income in the current quarter compared to the prior year quarter was primarily driven by lower catastrophe losses and higher underlying underwriting results. Catastrophe losses in the current quarter were $59 million after tax ($91 million pre tax), compared to $394 million after tax ($606 million pre tax) in the prior year quarter.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums & revenues)	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	Change		2012	2011	Change
Net written premiums	$5,697	$5,672	—%		$17,062	$16,926	1%

Total revenues	$6,512	$6,407	2		$19,263	$19,073	1

Operating income	$867	$332	161		$2,163	$781	177
per diluted share	$2.22	$0.79	181		$5.48	$1.82	201

Net income	$864	$333	159		$2,169	$808	168
per diluted share	$2.21	$0.79	180		$5.50	$1.88	193

Diluted weighted average shares outstanding	387.9	418.5	(7)		391.5	425.6	(8)

GAAP combined ratio	90.3%	104.5%	(14.2	)pts	94.3%	108.2%	(13.9	)pts

Operating return on equity	15.5%	5.9%	9.6	pts	13.1%	4.5%	8.6	pts

Return on equity	13.6%	5.3%	8.3	pts	11.6%	4.3%	7.3	pts

	As of September 30,
	2012	2011	Change

Book value per share	$67.81	$60.98	11%

Adjusted book value per share	$59.13	$54.53	8

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are very pleased with our strong results this quarter,” commented Jay Fishman, Chairman and Chief Executive Officer. “Our underwriting performance reflected a GAAP combined ratio of 90.3%, which benefited from lower weather-related losses as well as the rate gains we have achieved during the past year. Net investment income benefited from strong results in our non-fixed income portfolio.

“We are also very pleased with our continued execution in the marketplace, noting in particular that we once again achieved written rate gains across each of our segments. In Business Insurance, we continue to leverage our data and analytics to achieve targeted rate gains in order to drive profitability.  Our results this quarter demonstrate our success in this strategy as our underlying combined ratio improved meaningfully.  In Financial, Professional and International Insurance, renewal rate change improvements from recent quarters were driven by Management Liability, which reported rate gains of more than 6 percent.  In Personal Insurance, we again achieved strong increases in renewal premium change, which includes rate as well as changes in exposure, across the segment, as well as targeted changes in terms and conditions within Agency Homeowners & Other.

“We remain committed to continuing to improve profitability through a strategy of actively, but selectively, seeking price increases and improved terms and conditions, given historically low interest rates and uncertain weather patterns,” concluded Fishman.

Third Quarter 2012 Consolidated Results

	Three Months Ended September 30,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax
Underwriting gain (loss)	$514		$(289)		$327	$(185)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	193		184		129	124
Catastrophes, net of reinsurance	(91)		(606)		(59)	(394)

Net investment income	722		690		578	561

Other, including interest expense	(64)		(71)		(38)	(44)
Operating income	1,172		330		867	332
Net realized investment gains (losses)	(2)		2		(3)	1
Income before income taxes	$1,170		$332
Net income					$864	$333

GAAP combined ratio	90.3%		104.5%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	89.3%		103.6%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.4	)pts	(3.3	)pts
Catastrophes, net of reinsurance	1.6	pts	10.8	pts

Operating income of $867 million after tax increased $535 million from the prior year quarter mostly due to a $512 million after-tax improvement in the underwriting results, reflecting lower catastrophe losses and higher underlying underwriting margins.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 90.3 percent, as compared to 104.5 percent in the prior year quarter. This improvement of 14.2 points in the combined ratio was primarily due to lower catastrophe losses (9.2 points) and higher underlying underwriting margins (4.9 points). Catastrophe losses in the current quarter were primarily driven by increases in estimated losses related to wind and hail storms that occurred in the second quarter 2012. Also included in the current quarter underwriting gain was net favorable prior year reserve development in all three segments.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 92.1 percent, as compared to 97.0 percent in the prior year quarter.  This improvement of 4.9 points primarily resulted from lower non-catastrophe weather-related losses as well as earned rate increases exceeding loss cost trends.

Total revenues of $6.512 billion in the current quarter increased $105 million or 2 percent from the prior year quarter. Within total revenues, earned premiums and net investment income increased $61 million and $32 million, respectively. The modest increase in net investment income was due to the non-fixed income portfolio driven by real estate partnerships and hedge fund performance. Net investment income in the fixed income portfolio decreased slightly from the prior year quarter primarily due to lower reinvestment rates.

Net written premiums of $5.697 billion in the current quarter were approximately the same as the prior year quarter. Renewal rate gains continued across all segments.  Retention rates remained strong across each segment and were generally consistent with recent quarters. New business volumes were lower than the prior year quarter in all segments, largely as a result of the company’s pricing strategy. Net written premiums in Business Insurance also benefited from continued positive exposure change at renewal, as well as a meaningfully higher level of positive audit premiums compared to the prior year quarter.

Capital Management

“Our $1.5 billion of cash flows from operating activities during the quarter were the highest level since the third quarter of 2007,” commented Jay S. Benet, Vice Chairman and Chief Financial Officer. “We repurchased 5.4 million shares for $350 million and dividends were $179 million, bringing the year-to-date total capital returned to shareholders to over $1.5 billion.”

At the end of the third quarter of 2012, shareholders’ equity was $25.905 billion, a 6 percent increase from the end of the prior year. Included in shareholders’ equity at the end of the third quarter of 2012 were after-tax net unrealized investment gains of $3.315 billion, compared to $2.871 billion at year-end 2011. Statutory surplus was $20.291 billion, up $1.117 billion from the beginning of the year. The company’s debt-to-capital ratio (excluding after-tax net unrealized investment gains) was 21.9 percent, well within its target range, and holding company liquidity was $2.042 billion.

The Board of Directors declared a quarterly dividend of $0.46 per common share. This dividend is payable December 31, 2012, to shareholders of record as of the close of business on December 10, 2012.

Business Insurance Segment Financial Results

“In Business Insurance, our strong results this quarter were driven in large part by lower weather-related losses and previously achieved rate gains,” commented Brian MacLean, President and Chief Operating Officer. “We continued to achieve broad based written rate increases across the segment, led by Workers’ Compensation and Commercial Auto, along with improved retentions. We are encouraged by our progress so far and plan on continuing this strategy.”

	Three Months Ended September 30,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax
Underwriting gain (loss)	$187		$(167)		$117	$(110)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	41		26		27	17
Catastrophes, net of reinsurance	(50)		(195)		(33)	(127)

Net investment income	524		487		419	398

Other	9		8		7	6

Operating income	$720		$328		$543	$294

GAAP combined ratio	93.3%		105.4%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(1.4	)pts	(0.9	)pts
Catastrophes, net of reinsurance	1.7	pts	6.8	pts

Operating income of $543 million after tax increased $249 million from the prior year quarter mostly due to a $227 million after-tax improvement in the underwriting results, reflecting higher underlying underwriting margins and lower catastrophe losses.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 93.3 percent, as compared to 105.4 percent in the prior year quarter. This improvement of 12.1 points in the combined ratio was primarily due to higher underlying underwriting margins (6.5 points) and lower catastrophe losses (5.1 points). Also included in the current quarter underwriting gain was net favorable prior year reserve development which primarily resulted from better than expected loss experience in property-related coverages largely for accident years 2009-2011 and in the general liability product line for accident years 2003-2009. These improvements were partially offset by a $108 million after tax ($167 million pre tax) increase to asbestos reserves, which was consistent with the prior year quarter.

The asbestos reserve strengthening in the current quarter was primarily driven by increases in the company’s estimate for projected settlement and defense costs related to a broad number of policyholders and higher projected payments on assumed reinsurance accounts. The increase in the estimate of projected settlement and defense costs resulted from recent payment trends being moderately higher than previously anticipated due to the impact of the current litigation environment. Notwithstanding these payment trends, the company’s overall view of the underlying asbestos environment is essentially unchanged from recent periods and there remains a high degree of uncertainty with respect to future exposure from asbestos claims.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 93.0 percent, as compared to 99.5 percent in the prior year quarter. This improvement of 6.5 points primarily resulted from earned rate increases exceeding loss cost trends and lower non-catastrophe weather-related losses.

Business Insurance net written premiums of $2.962 billion in the current quarter increased 5 percent from the prior year quarter primarily driven by continued increases in renewal rate change. Retention rates remained strong and increased from recent quarters. New business volumes were lower than the prior year quarter, consistent with the company’s pricing strategy. Net written premiums also benefited from continued positive exposure change at renewal, as well as a meaningfully higher level of positive audit premiums compared to the prior year quarter.

Select Accounts

•             Net written premiums of $679 million increased 2 percent from the prior year quarter due to increased renewal premium change as well as a higher level of audit premiums.

•             Renewal premium change was positive, continuing a long-standing trend.

•             Retention rates increased from recent quarters but were lower than the prior year quarter.

•             New business volumes decreased from the prior year quarter.

Commercial Accounts

•             Net written premiums of $805 million increased 8 percent from the prior year quarter primarily due to increased renewal premium change as well as a higher level of positive audit premiums.

•             Renewal premium change was again positive and increased from recent quarters.

•             Retention rates remained strong and increased from recent quarters.

•             New business volumes decreased from the prior year quarter, but were generally consistent with recent quarters.

Other Business Insurance

Includes Industry-Focused Underwriting, Target Risk Underwriting and Specialized Distribution

•             Net written premiums of $1.275 billion increased 3 percent from the prior year quarter primarily due to increased renewal premium change as well as a higher level of positive audit premiums.

•             Renewal premium change was positive and continued to increase from recent quarters.

•             Retention rates remained strong and increased from recent quarters.

•             New business volumes decreased from the prior year quarter.

National Accounts

•            Net written premiums of $202 million increased 15 percent from the prior year quarter primarily due to increased renewal premium change driven by payroll exposure growth as well as higher new business volumes. In addition, the repopulation of workers’ compensation residual market pools contributed to premium growth in the third quarter 2012.

Financial, Professional & International Insurance Segment Financial Results

“In Financial, Professional and International Insurance, we are pleased that our underlying combined ratio has improved both sequentially and year over year in each of the last four quarters driven by improved underwriting results in both our International and Management Liability businesses,” commented MacLean.  “We are also pleased that thanks to solid execution in our Management Liability business written rate increases have accelerated both during the quarter and over the past several quarters.”

	Three Months Ended September 30,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax
Underwriting gain	$149		$187		$97	$126
Underwriting gain includes:
Net favorable prior year reserve development	87		153		60	104
Catastrophes, net of reinsurance	(1)		(3)		—	(2)

Net investment income	97		101		78	81

Other	8		6		5	4

Operating income	$254		$294		$180	$211

GAAP combined ratio	80.2%		76.2%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(11.3	)pts	(19.1	)pts
Catastrophes, net of reinsurance	0.1	pts	0.4	pts

Operating income of $180 million after tax decreased $31 million from the prior year quarter mostly due to a $29 million after-tax decrease in the underwriting gain, reflecting lower net favorable prior year reserve development, partially offset by higher underlying underwriting margins.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 80.2 percent, as compared to 76.2 percent in the prior year quarter. This increase of 4.0 points in the combined ratio was due to lower net favorable prior year reserve development (7.8 points), partially offset by higher underlying underwriting margins (3.5 points). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the surety business within Bond & Financial Products for accident years 2006-2007 as well as in several lines of business within International, partially offset by a $6 million after tax ($8 million pre tax) increase to asbestos reserves.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 91.4 percent, as compared to 94.9 percent in the prior year quarter. This improvement of 3.5 points primarily resulted from a lower level of large losses within International as well as earned rate increases exceeding loss cost trends, partially offset by an increase in the expense ratio primarily as a result of lower earned premiums.

Financial, Professional & International Insurance net written premiums of $729 million decreased 10 percent from the prior year quarter primarily driven by International due to a number of factors described below.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are generally sold on a non-recurring, project-specific basis.

Bond & Financial Products

•             Net written premiums of $529 million decreased 2 percent from the prior year quarter primarily due to lower business volumes in construction surety reflecting the continued slowdown in construction spending, partially offset by growth in Management Liability business volume.

•             Renewal premium change remained positive and continued to increase from recent quarters due to positive renewal rate change, partially offset by slightly lower insured exposures.

•             Retention rates remained strong and generally consistent with recent quarters.

•             New business volumes decreased from the prior year quarter.

International

•             Net written premiums of $200 million decreased 26 percent from the prior year quarter primarily driven by policies written in the third quarter of 2011 that, because their terms were generally 18 months, were not up for renewal in the third quarter of 2012, lower surety volumes in Canada and the impact of the company’s withdrawal from the personal insurance business in Ireland.

•             Renewal premium change was slightly negative as the impact of continued positive renewal rate change was offset by lower insured exposures.

•             Retention rates decreased from recent quarters but were improved from the prior year quarter.

•             New business volumes decreased from the prior year quarter.

Personal Insurance Segment Financial Results

“In Personal Insurance, our improved underwriting performance this quarter resulted from lower weather-related losses,” commented MacLean. “Given our goal of improving profitability over time, we are particularly pleased with the significant acceleration of pricing gains that we achieved this quarter in both Auto and Homeowners. Although this strategy has resulted in lower new business volumes, retention rates remain high and we will continue to seek improved pricing, terms and conditions.”

	Three Months Ended September 30,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax
Underwriting gain (loss)	$178		$(309)		$113	$(201)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	65		5		42	3
Catastrophes, net of reinsurance	(40)		(408)		(26)	(265)

Net investment income	101		102		81	82

Other	17		17		12	11

Operating income (loss)	$296		$(190)		$206	$(108)

GAAP combined ratio	89.7%		115.0%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	86.8%		112.5%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.4	)pts	(0.3	)pts
Catastrophes, net of reinsurance	2.1	pts	21.3	pts

Operating income of $206 million after tax increased $314 million from the prior year quarter due to improved underwriting results, reflecting lower catastrophe losses and higher net favorable prior year reserve development.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 89.7 percent, as compared to 115.0 percent in the prior year quarter. This improvement of 25.3 points in the combined ratio was primarily due to lower catastrophe losses (19.2 points) and higher net favorable prior year reserve development (3.1 points). The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in Homeowners & Other attributable to weather-related losses incurred in 2011 and in the umbrella product line for accident years 2007-2010.

The current quarter underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 91.0 percent, as compared to 94.0 percent in the prior year quarter. This improvement of 3.0 points was primarily due to lower non-catastrophe weather-related losses.

Personal Insurance net written premiums of $2.006 billion decreased 2 percent from the prior year quarter primarily due to lower new business volumes in Automobile.

Agency Automobile and Agency Homeowners & Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $906 million decreased 4 percent from the prior year quarter.

•             Policies in force decreased 6 percent from the prior year quarter.

•             Renewal premium change remained positive and increased meaningfully from recent quarters.

•             Retention rates remained strong and generally consistent with recent quarters.

•             New business volumes were lower than the prior year quarter.

Agency Homeowners & Other

•             Net written premiums of $1.056 billion were consistent with the prior year quarter.

•             Policies in force decreased 4 percent from the prior year quarter.

•             Renewal premium change remained positive and increased modestly from recent quarters.

•             Retention rates remained very strong and generally consistent with recent quarters.

•             New business volumes were lower than the prior year quarter.

Year-to-Date 2012 Consolidated Financial Results

	Nine Months Ended September 30,
	2012		2011		2012	2011
($ in millions)	Pre-tax				After-tax
Underwriting gain (loss)	$845		$(1,453)		$528	$(860)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	718		589		476	390
Catastrophes, net of reinsurance	(808)		(2,460)		(525)	(1,601)
Resolution of prior year tax matters						100

Net investment income	2,200		2,227		1,760	1,789

Other, including interest expense	(202)		(241)		(125)	(148)
Other also includes:
Resolution of prior year tax matters						4

Operating income	2,843		533		2,163	781
Net realized investment gains	12		41		6	27
Income before income taxes	$2,855		$574
Net income					$2,169	$808

GAAP combined ratio	94.3%		108.2%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	93.5%		107.3%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.3	)pts	(3.5	)pts
Catastrophes, net of reinsurance	4.9	pts	14.9	pts

Operating income of $2.163 billion after tax increased $1.382 billion from the prior year period due to a $1.388 billion after-tax increase in underwriting results, reflecting lower catastrophe losses and higher underlying underwriting margins.

The underwriting gain in the current period reflected a GAAP combined ratio of 94.3 percent, as compared to 108.2 percent in the prior year period. This improvement of 13.9 points in the combined ratio was primarily due to lower catastrophe losses (10.0 points) and higher underlying underwriting margins (3.1 points).

The current period underlying underwriting gain, which excludes net favorable prior year reserve development and catastrophe losses, reflected a GAAP combined ratio of 93.7 percent, as compared to 96.8 percent in the prior year period. This improvement of 3.1 points primarily resulted from lower non-catastrophe weather-related losses as well as earned rate increases exceeding loss cost trends.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, October 18, 2012. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website. Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com. In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis through Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

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Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans, expected margin improvement, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                 if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes, its pricing levels and/or its profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the company and otherwise adversely impact its results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  any net deferred tax asset could be adversely affected by a reduction in the U.S. Federal corporate income tax rate;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the U.S., including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  the company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, common share price, catastrophe losses, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends and Net Income less Preferred Dividends to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2012	2011	2012	2011

Operating income, less preferred dividends	$867	$332	$2,163	$780
Preferred dividends	—	—	—	1
Operating income	867	332	2,163	781
Net realized investment gains (losses)	(3)	1	6	27
Net income	$864	$333	$2,169	$808

Net income, less preferred dividends	$864	$333	$2,169	$807
Preferred dividends	—	—	—	1
Net income	$864	$333	$2,169	$808

	Twelve Months Ended December 31,
($ in millions, after-tax)	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	1	3	3	4	4	5	6
Operating income	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	36	173	22	(271)	101	8	35
Income from continuing operations	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	(439)
Net income	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Basic earnings per share
Operating income	$2.24	$0.79	$5.53	$1.84
Net realized investment gains (losses)	(0.01)	0.01	0.02	0.06
Net income	$2.23	$0.80	$5.55	$1.90

Diluted earnings per share
Operating income	$2.22	$0.79	$5.48	$1.82
Net realized investment gains (losses)	(0.01)	—	0.02	0.06
Net income	$2.21	$0.79	$5.50	$1.88

Reconciliation of Operating Income (Loss) by Segment to Total Operating Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2012	2011	2012	2011

Business Insurance	$543	$294	$1,517	$909
Financial, Professional & International Insurance	180	211	511	495
Personal Insurance	206	(108)	331	(409)
Total segment operating income	929	397	2,359	995
Interest Expense and Other	(62)	(65)	(196)	(214)
Total operating income	$867	$332	$2,163	$781

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of September 30,
($ in millions)	2012	2011

Adjusted shareholders’ equity	$22,584	$22,481
Net unrealized investment gains, net of tax	3,315	2,664
Net realized investment gains, net of tax	6	27
Shareholders’ equity	$25,905	$25,172

	As of December 31,
($ in millions)	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2012	2011	2012	2011

Annualized operating income, less preferred dividends	$3,467	$1,326	$2,884	$1,040
Adjusted average shareholders’ equity	22,331	22,647	22,066	23,057
Operating return on equity	15.5%	5.9%	13.1%	4.5%

Annualized net income, less preferred dividends	$3,458	$1,334	$2,892	$1,076
Average shareholders’ equity	25,477	25,090	25,037	25,159
Return on equity	13.6%	5.3%	11.6%	4.3%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income (loss) less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through September 30, 2012

	Nine Months Ended
	September 30,		Twelve Months Ended December 31,
($ in millions)	2012	2011	2011	2010	2009	2008	2007	2006	2005
Operating income, less preferred dividends	$2,163	$780	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Operating income, less preferred dividends - annualized	2,884	1,040
Adjusted average shareholders’ equity	22,066	23,057	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	13.1%	4.5%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through September 30, 2012	13.0%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims, claim adjustment expenses, and reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain (loss).

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income (loss) and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax except as noted)	2012	2011	2012	2011

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$412	$133	$935	$418
Pre-tax impact of catastrophes	(91)	(606)	(808)	(2,460)
Pre-tax impact of net favorable prior year loss reserve development	193	184	718	589
Pre-tax underwriting gain (loss)	514	(289)	845	(1,453)
Income tax expense (benefit) on underwriting results	187	(104)	317	(593)
Underwriting gain (loss)	327	(185)	528	(860)
Net investment income	578	561	1,760	1,789
Other, including interest expense	(38)	(44)	(125)	(148)
Operating income	867	332	2,163	781
Net realized investment gains (losses)	(3)	1	6	27
Net income	$864	$333	$2,169	$808

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2012	2011	2012	2011

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,359	$4,136	$10,509	$12,659
Less:
Policyholder dividends	11	11	34	29
Allocated fee income	40	38	86	105
Loss ratio numerator	$3,308	$4,087	$10,389	$12,525

Underwriting expense ratio
Amortization of deferred acquisition costs	$986	$982	$2,933	$2,900
General and administrative expenses	904	860	2,681	2,650
Less:
G&A included in Interest Expense and Other	5	5	17	50
Allocated fee income	52	41	147	122
Billing and policy fees	24	26	76	77
Expense ratio numerator	$1,809	$1,770	$5,374	$5,301

Earned premium	$5,666	$5,605	$16,718	$16,479

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	58.4%	72.9%	62.1%	76.0%
Underwriting expense ratio	31.9%	31.6%	32.2%	32.2%
Combined ratio	90.3%	104.5%	94.3%	108.2%

(1)  For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance. In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Personal Insurance
GAAP combined ratio excluding incremental impact of direct to consumer initiative	86.8%	112.5%	95.1%	115.8%
Incremental impact of direct to consumer initiative	2.9%	2.5%	2.3%	2.6%
GAAP combined ratio	89.7%	115.0%	97.4%	118.4%

Consolidated
GAAP combined ratio excluding incremental impact of direct to consumer initiative	89.3%	103.6%	93.5%	107.3%
Incremental impact of direct to consumer initiative	1.0%	0.9%	0.8%	0.9%
GAAP combined ratio	90.3%	104.5%	94.3%	108.2%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the FP&II segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in millions)	2012	2011	Change	2012	2011	Change

Net written premiums - holding foreign exchange rates constant	$204	$270	(24)%	$779	$871	(11)%
Impact of changes in foreign exchange rates	(4)			(16)
Net written premiums	$200	$270	(26)%	$763	$871	(12)%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in millions)	2012	2011	Change	2012	2011	Change

Net written premiums - holding foreign exchange rates constant	$733	$808	(9)%	$2,189	$2,311	(5)%
Impact of changes in foreign exchange rates	(4)			(16)
Net written premiums	$729	$808	(10)%	$2,173	$2,311	(6)%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Common Shareholders’ Equity to Shareholders’ Equity

	As of
	September 30,	December 31,	September 30,
($ in millions, except per share amounts)	2012	2011	2011

Tangible shareholders’ equity	$18,879	$17,856	$18,743
Goodwill	3,365	3,365	3,365
Other intangible assets	393	433	449
Less: Impact of deferred tax on other intangible assets	(47)	(48)	(49)
Adjusted shareholders’ equity	22,590	21,606	22,508
Net unrealized investment gains, net of tax	3,315	2,871	2,664
Shareholders’ equity	$25,905	$24,477	$25,172

Common shares outstanding	382.0	392.8	412.8

Tangible book value per share	$49.42	$45.46	$45.41
Adjusted book value per share	59.13	55.01	54.53
Book value per share	67.81	62.32	60.98

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	September 30,	December 31,	September 30,
($ in millions)	2012	2011	2011

Debt	$6,350	$6,605	$6,604
Shareholders’ equity	25,905	24,477	25,172
Total capitalization	32,255	31,082	31,776
Net unrealized investment gains, net of tax	3,315	2,871	2,664
Total capitalization excluding net unrealized gain on investments, net of tax	$28,940	$28,211	$29,112

Debt-to-capital ratio	19.7%	21.3%	20.8%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	21.9%	23.4%	22.7%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Business Insurance-Other.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of cash, short-term invested assets and readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902